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                                                                       Exhibit 5

                        [MIRO WEINER & KRAMER LETTERHEAD]


March 15, 2004

Sotheby's Holdings, Inc.
c/o Sotheby's, Inc.
1334 York Avenue
New York, New York 10021

         RE: Registration Statement on Form S-8 for the Sotheby's Holdings, Inc. 2003 Restricted Stock Plan, with respect to 2,000,000 shares of Class A Limited Voting Common Stock Plan (the "Registration Statement")

Gentlemen:

         This opinion is furnished to you (the "Company") in connection with the filing of the Company's Registration Statement with the Securities and Exchange Commission. Terms used in this opinion letter that are defined in the Registration Statement and that are not otherwise defined in this opinion letter have the meanings ascribed to them in the Registration Statement.

         You have supplied us with, and we have examined in our capacity as counsel to the Company, such documents and other information as we deem necessary and relevant as a basis for the opinion expressed below. As to various questions of fact material to our opinion, we have relied upon statements or certificates of officers and representatives of the Company.

         Based on the foregoing, it is our opinion that the Class A Limited Voting Common Stock registered under the Registration Statement, when issued, will be duly and validly issued, fully paid and nonassessable.

         We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                 Very truly yours,


                                                 /s/ Miro Weiner & Kramer